Exhibit 99.1

NEWS RELEASE

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Corporate Communications, Inc. (CCI)

407-566-1180

kevin.inda@cci-ir.com

H&E EQUIPMENT SERVICES, INC. ANNOUNCES CLOSING OF SENIOR NOTES OFFERING AND EARLY SETTLEMENT OF TENDER OFFER AND CONSENT SOLICITATION

BATON ROUGE, Louisiana — (August 20, 2012) — H&E Equipment Services, Inc. (NASDAQ: HEES) (the “Company”) today announced the closing of an offering of $530 million aggregate principal amount of 7% senior notes due 2022 (the “New Notes”) in an unregistered offering through a private placement and the early settlement of its previously announced cash tender offer and consent solicitation (the “Tender Offer”) with respect to its existing 8 3/8% senior notes due 2016 (the “Old Notes”).

The New Notes and related guarantees were offered in a private placement solely to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or outside the United States to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The New Notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements thereunder.

The Company used a portion of the net proceeds from the sale of the New Notes to repurchase $158,748,000 of the Old Notes, approximately 63.50% of the outstanding aggregate principal amount of the Old Notes, in early settlement of the Tender Offer. Holders who tendered their Old Notes prior to the early tender deadline received $1,031.67 per $1,000 principal amount of Old Notes tendered. Having received the requisite consents from the holders of the Old Notes in the Tender Offer, the Company, certain of its subsidiaries and The Bank of New York Mellon

Trust Company, N.A., as trustee, executed a supplemental indenture (the “Supplemental Indenture”) amending the indenture relating to the Old Notes. The Supplemental Indenture eliminates substantially all of the restrictive covenants and certain events of default from the indenture relating to the Old Notes. The Tender Offer will remain open until 11:59 p.m., New York City time, on August 31, 2012, and holders who tender their Old Notes prior to this time will receive $1,021.67 per $1,000 principal amount of Old Notes tendered. The complete terms and conditions of the Tender Offer are set forth in the Offer to Purchase and Consent Solicitation Statement (the “Statement”) and related Letter of Transmittal and Consent that previously were sent to holders of the Old Notes.

The Company also issued a notice of redemption for the remaining outstanding principal amount of Old Notes. On September 19, 2012, the Company expects to redeem the remaining principal amount outstanding of the Old Notes at a redemption price equal to 102.792% of the aggregate principal amount of the Old Notes to be redeemed, plus accrued and unpaid interest on the Old Notes to the redemption date. On August 20, 2012, the Company satisfied and discharged its obligations under the indenture relating to the Old Notes.

This press release does not constitute an offer to purchase the Old Notes. The Tender Offer is made solely pursuant to the Statement. The Tender Offer is not being made to holders of Old Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Holders are urged to read the Statement and related documents carefully before making any decision with respect to the Tender Offer. Holders of Old Notes must make their own decisions as to whether to tender their Old Notes. None of the Company, the Dealer Manager and Solicitation Agent, the Tender Agent or the Information Agent makes any recommendations as to whether holders should tender their Old Notes pursuant to the Tender Offer, and no one has been authorized to make such a recommendation.

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 65 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions of the United States. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations are forward-looking statements. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”,

“target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) financial conditions which may interfere with the Company’s ability to pay the special dividend and (2) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date hereof.